Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T 617 588-5555 F 617 588-5554
www.vcel.com

Vericel Corporation Prices $17 Million Public Offering of Common Stock

CAMBRIDGE, Mass., December 16, 2016 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leading developer of expanded autologous cell therapies for the treatment of patients with serious diseases and conditions, today announced the pricing of its previously announced underwritten public offering of 6,200,000 shares of its common stock, offered at a price to the public of $2.75 per share. The gross proceeds to Vericel from this offering are expected to be approximately $17 million, before deducting the underwriting discount and other estimated offering expenses payable by Vericel. Vericel has granted the underwriter a 30-day option to purchase at the public offering price up to an aggregate of 930,000 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about December 21, 2016, subject to customary closing conditions. Vericel anticipates using the proceeds from the offering to support the commercialization of MACI, expand promotional efforts for Epicel, expand and optimize manufacturing and for other general corporate purposes.

Piper Jaffray & Co. is acting as the sole manager for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 that was filed with the Securities Exchange Commission (SEC) on June 29, 2015 and declared effective by the SEC on July 15, 2015.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement has been filed with the SEC and a final prospectus supplement for the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone: (800) 747-3924 or by email: prospectus@pjc.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Vericel Corporation

Vericel develops, manufactures, and markets expanded autologous cell therapies for the treatment of patients with serious diseases and conditions.  The company currently markets two cell therapy products in the United States.  Carticel® (autologous cultured chondrocytes) is an autologous chondrocyte implant for the treatment of cartilage defects in the knee in patients who have had an inadequate response to a prior arthroscopic or other surgical repair procedure.  Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area.  Vericel also plans to market MACI® (autologous cultured chondrocytes on porcine collagen membrane), an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults, which was recently approved by the FDA.  Vericel is also developing ixmyelocel-T, an autologous multicellular therapy intended to treat advanced heart failure due to ischemic dilated cardiomyopathy.

Cautionary Statement on Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the proposed public offering of Vericel’s common stock. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ, including, the satisfaction of customary closing conditions related to the proposed public offering, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vericel’s Annual Report on Form 10-K for the year ended December 31, 2015 and Vericel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vericel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Vericel’s results. There can be no assurance that the actual results or developments anticipated by Vericel will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Vericel. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

CONTACT:

Chad Rubin
The Trout Group crubin@troutgroup.com
(646) 378-2947
or
Lee Stern
The Trout Group lstern@troutgroup.com
(646) 378-2922